EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated September 13, 2010 (the “Effective Date”), is made by and between APAC Customer Services, Inc., a company organized under the laws of Illinois (the “Company”) and Kevin T. Keleghan (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions contained in this Agreement; and

WHEREAS, Executive desires to accept such employment pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Term. Executive’s employment under this Agreement shall commence on the Effective Date, and shall continue, at will, until otherwise terminated pursuant to Section 7 below (the “Employment Period”).

2. Title. During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company. Executive shall continue as a director of the Company without additional compensation from that provided hereunder, and shall be nominated for reelection to the Board of Directors of the Company (“Board”) at each subsequent annual meeting of stockholders during the Employment Period and the Company shall use its best efforts to have Executive so elected.

3. Executive’s Duties. Executive shall report directly to the Board, and all other employees of the Company shall report to Executive or Executive’s designee and not directly to the Board. Throughout the Employment Period, Executive’s duties, responsibilities and authority shall include all the duties, responsibilities and authority normally performed by the President and Chief Executive Officer of the Company, with such other duties as the Board may, from time to time, in its reasonable discretion determine, consistent with his position and status.

4. Full Time. Except as provided specifically herein, during the Employment Period, Executive shall devote his full time, attention, skill, and energy to the duties set forth herein and to the business of the Company and to use his best efforts to promote the success of the Company’s business. Executive shall not invest in any business which directly competes with the Company, nor shall Executive engage in any outside business activity of any nature, including, but not limited to, activity as a consultant, agent, partner, officer, director or provider of business services of any nature, directly or indirectly, to a corporation or other business enterprise, except as otherwise provided in this Agreement or as may be agreed by the Board in its sole discretion. Executive may serve on civic or charitable boards or committees, participate in charitable, professional, educational, community or industry affairs and manage his and his family’s personal investments and affairs to the extent such activities do not interfere with the performance of his duties and responsibilities. Nothing in this Agreement shall be construed to prohibit Executive from investing in up to 2% of the stock of any company whose stock is listed on a national securities exchange.

5. Location. Executive shall be based in the Company’s corporate headquarters currently located in Bannockburn, Illinois. However, Executive acknowledges that in order to effectively perform Executive’s duties, he shall be required to travel for business purposes.

6. Compensation.

(a) Base Salary. Executive’s annual base salary shall initially be $500,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices as in effect from time to time. Such Base Salary shall be subject to annual review (commencing with annual reviews of senior executive salaries following the first anniversary of the Effective Date), and may be increased (but not decreased except in connection with, and in proportion to, across-the-board decreases applicable to senior management) from time to time in the discretion of the Board. In the event that Executive’s Base Salary is increased at any time during the Employment Period, such increased amount shall thereafter constitute the Base Salary.

(b) Bonus. Executive shall be eligible to participate in and earn annual bonus compensation under the Company’s Management Incentive Plan or under a successor annual incentive plan (the “MIP”), as may be in effect from time to time, in accordance with the Company’s compensation practices. Executive shall have a annual target bonus equal to 100% of Executive’s Base Salary and a maximum annual bonus equal to 200% of Executive’s Base Salary, subject to satisfaction of applicable performance criteria established by the Board or a committee thereof, in its sole discretion, (in consultation with Executive) and in accordance with the terms and conditions set forth under the MIP.

(c) Stock Incentive Awards. Executive shall be eligible to participate in the Company’s Amended and Restated 2005 Incentive Stock Plan (the “Stock Plan”) and any successor or other of the Company’s equity-based or other long-term incentive programs, and to be granted awards thereunder in the discretion of the Board or a committee thereof, in accordance with the policies and practices of the Company as in effect from time to time.

(d) Sign-On Equity Awards:

(i) Not later than three (3) business days after the Effective Date, Executive shall be awarded a grant of ten (10) year options with respect to 750,000 shares of common stock of the Company (the “Option”) under the Stock Plan. The Option shall vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the Effective Date provided that Executive is employed by the Company on the date such installment is scheduled to so vest, subject to earlier vesting under certain circumstances, as provided substantially in the form of Stock Option Agreement attached hereto as Exhibit A-1. The exercise price of the Option shall be the Fair Market Value (as defined in the Stock Plan) of such shares on the date of grant. The Option shall otherwise be subject to the terms and conditions of the Stock Plan and such Stock Option Agreement.

(ii) Not later than three (3) business days after the Effective Date, Executive shall be awarded a grant of 250,000 shares of restricted common stock of the Company (the “Restricted Stock”) under the Stock Plan. The Restricted Stock shall vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the Effective Date provided that Executive is employed by the Company on the date such installment is scheduled to so vest, subject to vesting as to an additional such installment on the second anniversary and an additional such installment on the third anniversary of the Effective Date in each case upon the achievement of certain performance goals, and otherwise subject to earlier vesting under other circumstances, as provided substantially in the form of Restricted Stock Agreement attached hereto as Exhibit A-2. The Restricted Stock shall otherwise be subject to the terms and conditions of the Stock Plan and such Restricted Stock Agreement.

(e) Vacation. Executive shall be entitled to accrue vacation in accordance with the Company’s vacation pay policy as in effect from time to time.

(f) Benefits. Subject to satisfaction of any plan eligibility requirements and the terms and conditions of the plans, Executive shall be entitled to participate in, and receive benefits under, any pension benefit plan or welfare benefit plans adopted by the Company.

(g) Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable and properly documented expenses incurred or paid by him, in accordance with applicable Company policy, in connection with the performance of Executive’s duties hereunder. The Company will reimburse Executive for reasonable attorneys fees incurred to negotiate and prepare this Agreement and the Exhibits thereto, in an amount not to exceed $10,000, upon presentation of applicable substantiation.

(h) Withholdings. All payments made under this Section 6, or under any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required or authorized by applicable law.

7. Termination of Employment.

(a) Due to Death. Executive’s employment with the Company shall automatically terminate immediately upon Executive’s death.

(b) Due to Disability. If Executive incurs a Disability (as defined below) during the Employment Period, then the Company, in its sole discretion, shall be entitled to terminate Executive’s employment immediately upon written notice to Executive of such decision. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents Executive from performing the essential duties of Executive’s position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of sixty (60) work days in any six (6) month period. The determination of whether Executive incurred a Disability shall be made by the Company, in its sole discretion, after consultation with Executive’s physician. Executive agrees to submit to an examination by a physician selected by the Company and to authorize Executive’s physician to disclose and speak with the Company regarding Executive’s impairment.

(c) By the Company. The Company shall be entitled to terminate Executive’s employment at any time with or without Cause by providing written notice to Executive of such decision, provided that if the Company terminates Executive’s employment without Cause (and not as a result of a Disability), then the Company must provide at least thirty (30) days’ advance written notice of such termination to Executive. No advance notice period is required for a termination by the Company with Cause. The Company reserves the right to withdraw any and all duties and responsibilities from Executive, and to exclude Executive from the Company’s premises, during any such notice period.

For purposes of this Agreement, “Cause” shall mean (i) gross misconduct or gross negligence in the performance of Executive’s employment duties; (ii) the breach by Executive of any fiduciary duty to the Company, (iii) willful disobedience by Executive of the lawful directions received from the Board; or (iv) commission by Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company; provided, prior to any termination for Cause under clause (ii) or clause (iii), Executive shall have ten (10) days within which to cure (if curable, and which is not so cured) following written notice to Executive from the Board of the grounds, with particularity, for such Cause termination. For purposes of this provision, no act or omission on the part of Executive shall be considered “willful” if it is done or omitted in good faith and with a reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been given to the Executive notice of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) finding that Cause exists, after reasonable (in view of the conduct constituting Cause) notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board; provided, any action by the Board to relieve Executive of any of his duties (except during any ten (10)-day cure period under clause (ii) and clause (iii), above), following such notice during the period such hearing is pending, shall not constitute a termination of his employment without Cause.

(d) By Executive. Executive shall be entitled to terminate Executive’s employment with the Company at any time with or without Good Reason, by providing the Company at least sixty (60) days’ advance written notice in the case of such a termination without Good Reason, which notice, in the case of any termination for Good Reason, shall include at least ten (10) days during which the Company shall have an opportunity to cure (and which is not so cured) the grounds cited by Executive, with particularity in such notice, as constituting “Good Reason”; provided that Company may terminate Executive’s employment at any time following any such notice of termination, which shall be treated as a waiver of Executive’s notice, shall not be treated as a termination without Cause, and shall be deemed as Executive’s resignation (with or without Good Reason, as the case may be) on such date. For purposes of this Section 7(d) and Section 8(c), “Good Reason” shall mean without Executive’s written consent, (i) Executive’s duties and responsibilities are materially reduced or diminished from those in effect on the Executive’s commencement of employment, or Executive no longer reports to the Board and instead is required to report to a supervisor with materially diminished authority, duties or responsibilities compared to that of the Board, (ii) Executive’s Base Salary is reduced not in accordance with Section 3(a), or (iii) any other material breach of the terms of this Agreement.

(e) Change of Control. Executive shall enter into an Employment Security Agreement with the Company in the form attached hereto as Exhibit B. In the event of the Company’s involuntary termination of Executive’s employment by the Company without Cause or by Executive for Good Reason during the Employment Period that is not covered by the Employment Security Agreement, then the terms of Section 8(c) of this Agreement shall govern.

8. Compensation Upon Termination of Employment.

(a) Termination By Reason of Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability under Section 7(a) or 7(b) above, then the Company shall pay to Executive (or Executive’s estate, as appropriate) (i) Executive’s then-current Base Salary through the termination date to the extent not theretofore paid, (ii) any accrued but unused vacation days as of the termination date, (iii) any benefits due to Executive under any employee benefit plan of the Company in which he is a participant immediately prior to such termination and (iv) any expenses owed to Executive pursuant to Section 6(g) (clauses (i) through (iv) collectively, the “Accrued Payments”). In addition, Executive shall be entitled to any earned but unpaid bonus for the fiscal year preceding the fiscal year in which such termination occurs, as determined by the Board in accordance with Section 3(b) and paid when such bonuses are paid to other senior executives. Thereafter, the Company shall have no further obligations to Executive except any obligations that may be required by applicable law (or which survive such termination under this Agreement).

(b) Termination by the Company with Cause. If Executive’s employment is terminated by the Company with Cause under Section 7(c) above, then the Company shall pay to Executive Executive’s Accrued Payments and thereafter, the Company shall have no further obligations to Executive except as may be required by applicable law (or which survive such termination under this Agreement).

(c) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (and not as a result of a Disability) under Section 7(c) above, then the Company shall provide Executive with:

(i) Executive’s Accrued Payments;

(ii) continued payments of an amount equal to eighteen (18) months of Executive’s then-current Base Salary payable in equal installments in accordance with the Company’s then current payroll practices in effect from time to time over a period of twenty-four months from the termination date;

(iii) provided that Executive (and if applicable Executive’s dependents) elect(s) and is eligible for healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; “COBRA”, for a period of eighteen (18) months Executive shall be required to pay only the premium amount charged to active employees for such healthcare coverage and the Company shall pay the balance of such COBRA premiums, subject to immediate cessation of Company payment at any such time during such period that Executive becomes eligible for health benefits in connection with subsequent employment;

(iv) any earned but unpaid bonus for the fiscal year preceding the fiscal year in which such termination occurs, as determined by the Board in accordance with Section 3(b) and paid when such bonuses are paid to other senior executives; and

(v) a pro rata portion (based on the number of days during the applicable performance year that Executive was employed by the Company) of the annual bonus that would otherwise have been paid to Executive in accordance with Section 6(b) hereof if his employment had not been terminated, which amount (if any) shall be payable at the same time as the bonuses for such year are paid to other executives.

(d) The payments set forth under Section 8(c)(ii), (iii), (iv) and (v) are conditioned upon Executive’s execution of a customary general release of claims (that is not revoked) within 45 days of Executive’s termination of employment against the Company and its affiliates, and their employees, directors, owners, agents, successors, and similar persons and shall be in lieu of all other payments and benefits to which Executive otherwise may be entitled under any severance plan, program or policy of the Company. Other than as set forth in Section 8(c), the Company shall have no further obligations to Executive, except as may be required by applicable law (or which survive such termination under this Agreement), but not waived under the general release referenced in this Section 8(d). To the extent required by Section 28, any payments or benefits that would otherwise have been made during such 45 day period shall not be made and shall be accumulated and paid in a single lump sum on the expiration of such 45-day period.

(e) Termination by Executive. If Executive terminates Executive’s employment under Section 7(d) without Good Reason, then the Company shall pay to Executive Executive’s Accrued Payments and thereafter, the Company shall have no further obligations to Executive except as may be required by applicable law (or which survive such termination under this Agreement).

(f) No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to Executive under any Section 8 of this Agreement and, except as set forth at Sections 8(c)(iii), such amounts shall not be reduced for any income or benefits that the Executive derives from employment or self-employment (or both) from any other source.

9. Restrictive Covenants. Executive agrees that in order to protect the business interests of the Company, Executive shall, contemporaneously with Executive’s execution of this Agreement, execute and abide by the terms of an Agreement Protecting Company Interests in the form attached hereto as Exhibit C.

10. No Prior Restrictions. Executive represents and warrants that Executive’s employment with the Company does not violate, or cause Executive to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of Executive’s employment with the Company, Executive shall not take any action that would violate or breach any legal obligation which Executive may have to any former employer or other third party. Executive shall at all times indemnify, defend, and hold harmless the Company (and each of its officers, directors, employees and agents) in the event of any breach by Executive of any representation or warranty made in this Agreement.

11. Non-Disparagement. Both during and after Executive’s employment with the Company, Executive shall not disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for, the Company or any of its current or former clients, suppliers, officers, directors, employees, agents, consultants, contractors, owners, parents, subsidiaries, or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites. Both during and after termination of Executive’s employment with the Company, the senior officers of the Company shall not, and the members of the Board will be asked not to, disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for Executive, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites.

12. Equitable Relief. Executive and the Company acknowledge that the remedy at law for the breach by Executive or the Company of Section 11 above shall be inadequate, and that the damages flowing from such breach shall not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of the covenant set forth in Section 11, the aggrieved party shall be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation from any court with jurisdiction to issue such relief. No bond or other security shall be required in obtaining such equitable relief, and Executive and the Company hereby consent to the issuance of such equitable relief. Nothing in this Section 12 shall be deemed to limit the remedies of the Executive or the Company at law or in equity for any breach by the Company or Executive, respectively, of any of the parts of Section 11 that may be pursued or availed of by the Executive or the Company, respectively.

13. Cooperation. During the Employment Period and thereafter, Executive agrees to furnish information as may be in Executive’s possession or knowledge and render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Executive has or may have reason to have knowledge, information or expertise, so long as such cooperation does not materially and reasonably interfere with Executive’s employment or consulting. The Company shall be responsible for reimbursing Executive for any reasonable expenses incurred by Executive in connection with furnishing the information or rendering the assistance and cooperation to the Company under this Section 13.

14. Arbitration. Except as provided in Section 12 above, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Chicago, Illinois administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrator may impose sanctions in his or her discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

15. Attorney’s Fees. If any arbitration is brought under Section 14, the Company shall reimburse Executive for his reasonable attorneys fees and litigation costs incurred in connection with such arbitration (upon presentation of adequate substantiation) solely in the event that Executive prevails on at least one material issue in dispute in such arbitration and the Company does not prevail on at least one material issue in dispute in such arbitration. The arbitrator shall determine which party or parties shall have so prevailed in the arbitrator’s findings on the underlying merits of such dispute. If a proceeding is brought by any party to enforce an arbitration award, or any other proceeding is brought by one party against the other in connection with or relating in any other manner to this Agreement, the successful or prevailing party (as determined by the adjudicator of such proceeding) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled. Anything in this Section 15 to the contrary notwithstanding, the terms of the Agreement Protecting Company Interests entered into by the parties under Section 9 shall apply for all purposes thereunder and this Section 15 shall not apply.

16. Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed or confirmed by reply transmission), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at Executive’s principal residence (as determined by the Company’s employment records), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

17. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to Executive or the Company with respect to obligations hereunder, is held to be invalid, unlawful or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

18. Survival. Notwithstanding anything in this Agreement to the contrary, the obligations of the parties under Sections 8, 9, 11, 12, 13 14, 15, 22 and 29 (as well as any provisions of this Agreement necessary to give effect thereto) shall survive any termination of Executive’s employment.

19. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

20. Entire Agreement. This Agreement, together with all Exhibits thereto, contains the entire agreement between Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter of this Agreement. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, now existing or hereafter adopted or amended, the provisions of this Agreement shall control.

21. Amendments. This Agreement may be amended only by an agreement in writing signed by Executive and an authorized representative of the Company (other than Executive).

22. Successors and Assigns.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This agreement shall not be assignable by the Company, without Executive’s consent, to an unaffiliated third-party except in connection with an event occurring under Section 22(b). This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

23. No Other Representations. Executive acknowledges that the Company has made no representations or warranties to Executive concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.

24. Arm’s Length Negotiations. The Company and Executive acknowledge that this Agreement was the result of arm’s length negotiations between sophisticated parties each afforded the representation of legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

25. Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

27. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to its conflict of laws principles.

28. Section 409A. Notwithstanding anything herein to the contrary:

(a) The parties intend that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) No amount shall be payable pursuant to Section 8(c) or otherwise upon a termination of Executive’s employment unless such termination constitutes a separation from service with the Company under Section 409A. To the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 8(c) herein shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. To the extent any amounts payable upon Executive’s separation from service are nonqualified deferred compensation under Section 409A, and if Executive is at such time a specified employee thereunder, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of Executive’s separation from service (or until any earlier date of Executive’s death), upon which date all such postponed amounts shall be paid to Executive in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a specified employee at the time of Executive’s separation from service shall made by the Company in accordance with Section 409A.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

29. Indemnification. Executive shall be indemnified to the maximum extent permitted under the Company’s by-laws and charter. During the Employment Period and continuing thereafter, including after the termination of Executive’s employment hereunder, during such periods in which Executive may be subject to liability, Executive shall have coverage under any director’s and officer’s liability insurance policy provided by the Company in amounts no less than, and on terms no less favorable than those, as provided by the Company to other senior executive officers and directors of the Company as in effect from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APAC CUSTOMER SERVICES, INC. By:/s/ Theodore G. Schwartz Theodore G. Schwartz, Chairman of the Board	By:/s/ Kevin T. Keleghan Kevin T. Keleghan

Exhibit A-1

EMPLOYEE GRANT – STOCK OPTION
APAC CUSTOMER SERVICES, INC.
STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is entered into and made effective September      , 2010 (the “Grant Date”) by and between APAC Customer Services, Inc., an Illinois corporation (the “Company”), and Kevin T. Keleghan, (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to encourage and enable the Optionee to acquire or increase his or her proprietary interest in the Company by granting the Optionee an option to purchase common stock of the Company, par value of $.01 per share (“Shares”), as authorized under the APAC Customer Services, Inc. Amended and Restated 2005 Incentive Stock Plan(the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Company and Optionee hereby agree as follows:

1. Grant of Option. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Optionee a nonqualified stock option to purchase all or part of 750,000 Shares of the Company (the “Option”) at a per share purchase price of $     .      . The Option shall not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Time of Exercise.

(a) From and after the Grant Date, as long as the Optionee continues to provide Services to the Company or of one of its Subsidiaries, the Option shall become exercisable, to a maximum cumulative extent in accordance with the following schedule:

Exercise Date	Cumulative Number of Shares
On or after 1st anniversary of Grant Date	20% of Shares

On or after 2nd anniversary of Grant Date	40% of Shares

On or after 3rd anniversary of Grant Date	60% of Shares

On or after 4th anniversary of the Grant Date	80% of Shares

On or after 5th anniversary of the Grant Date	100% of Shares

Notwithstanding the foregoing, the Option may not be exercised for fractional Shares and the Option may not be exercised for less than 100 Shares at a time, unless it is for the balance of the Shares available under the Option.

The exercisability of the Option shall not be affected by leaves of absence approved in writing by the Chairman of the Committee or by any change of employment, so long as the Optionee continues to provide Services to the Company or of one of its Subsidiaries.

(b) Notwithstanding paragraph 2(a), the following provisions shall govern:

(i) Disability, Death or Retirement. If the Optionee’s Service is terminated due to Disability, death or Retirement (as each such capitalized term is defined below in paragraph 4 or in the Plan), the exercisability of the Option shall accelerate and the Option shall become exercisable, to a maximum cumulative extent, in accordance with the following schedule:

Termination Date	Cumulative Number of Shares
On or after Grant Date, but before 1st anniversary of Grant Date	20% of Shares

On or after 1st anniversary of Grant Date, but before 2nd anniversary of Grant Date	40% of Shares

On or after 2nd anniversary of Grant Date, but before 3rd anniversary of Grant Date	60% of Shares

On or after 3rd anniversary of Grant Date	80% of Shares

On or after 4th anniversary of Grant Date	100% of Shares

(ii) Change in Control. If a Change in Control (defined below in paragraph 4) occurs while the Optionee is providing Services to the Company or one of its Subsidiaries, to the extent that the Option is then not exercisable, its exercisability shall accelerate as to fifty percent (50%) of the previously unexercisable portion, and the Option shall thereafter become additionally exercisable (if at all) to the extent it would have been exercisable without such acceleration.

(iii) Termination After Change in Control. If the Optionee’s Service terminates for Good Reason (defined below in paragraph 4) or by the Company other than With Cause, on or within twenty-four (24) months following a Change in Control, the Option shall become exercisable with respect to all Shares covered by the Option.

(iv) Other Terminations. The foregoing provisions of this Section 2(b) to the contrary notwithstanding, the Committee (as defined below in paragraph 11), in its sole discretion, may at any time cause all or part of Optionee’s unexercisable Option to become exercisable upon a termination of Optionee’s Service.

3. Term of Option. Except as provided below, the term of the Option shall be for a ten (10) year period, beginning on the Grant Date and ending on the tenth anniversary of the Grant Date (the “Expiration Date”).

(a) Termination With Cause. If the Company terminates the Optionee’s Service With Cause, the Option shall expire immediately and all rights to purchase Shares hereunder shall cease.

(b) Disability or Death. If the Optionee’s Service with the Company or one of its Subsidiaries terminates due to the Optionee’s Disability or death, the Option shall expire one (1) year after the date of such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.

(c) Other Termination. If the Optionee’s Service with the Company or one of its Subsidiaries terminates for any reason other than Disability, death, or With Cause, the Option shall expire 90 days after such termination. In such circumstance, the Option shall only be exercisable to the extent it was exercisable as of such termination date (as determined above under paragraph 2) and shall not be exercisable with respect to any additional Shares.

Notwithstanding the foregoing provisions of this paragraph 3, in no event may the Option be exercised later than the Expiration Date.

4. Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) pursuant to the Exchange Act. Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the Company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the Company’s voting securities while it is a public company, then “33-1/3%” shall be substituted for “50%” in clauses (i) and (v) of the first sentence of this paragraph, and “66-2/3%” shall be substituted for “50%” in clause (ii) of the first sentence of this paragraph.

(b) “Disability” shall mean disability as determined under the Company’s long term disability benefit plan then in effect covering the Optionee.

(c) “Good Reason” shall mean termination of the Optionee’s Service by the Optionee (I) in accordance with such term as it may be defined under the employment agreement or employment security agreement between Optionee and the Company, if any, and (II) as hereinafter provided in the absence of such agreement providing for termination for “Good Reason,” but only if, without Optionee’s consent and after notice by the Optionee to the Company and a fifteen (15) day opportunity by the Company to cure: (i) the Optionee’s principal place of work (not including regular business travel) is relocated by more than fifty (50) miles, (ii) the Optionee’s duties, responsibilities or authority as an executive employee are materially reduced or diminished; provided that any reduction or diminishment in any of the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason, (iii) the rate of base salary or bonus opportunity (as a percentage of base salary) due to the Optionee is reduced, and such reduction is not remedied within thirty (30) days of the Optionee’s notice to the Company thereof, or (iv) there is a liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all duties and obligations of the Company under such Employment Agreement, if any.

(d) “Retirement” shall mean a termination of Optionee’s Service (other than due to Optionee’s Disability, death or With Cause) in which (i) Optionee has completed at least ten (10) years of continuous active Service with the Company (including authorized leaves of absence) and (ii) the sum of Optionee’s age and Service on the date of termination of Service is equal to or greater than seventy (70).

(e)“Service” shall mean commencing on the Grant Date, an employee-employer relationship between the Participant and the Company or any of its Subsidiaries. The Participant’s Service shall terminate upon the termination of the Participant’s employment with the Company and all of its Subsidiaries. The foregoing to the contrary notwithstanding, any other relationship of the Participant and the Company may be deemed to be “Service,” and such Service may be deemed not to have terminated upon cessation of such Service, as may be determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of Service, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a termination of Service. the question of whether a particular leave of absence constitutes a termination of Service.

(f) Termination “With Cause” shall mean termination of the Optionee’s Service by the Company (I) in accordance with such term as it may be defined under the employment agreement between Optionee and the Company, if any, and (II) as hereinafter provided in the absence of such agreement, due to (i) gross misconduct or gross negligence in the performance of the Optionee’s employment duties; (ii) willful disobedience by the Optionee of the lawful directions received from the Company or from the person to whom the Optionee directly reports or of established policies of the Company; or (iii) commission by the Optionee of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.

5. Method of Exercise.

(a) The Option may be exercised only by delivering written notice to the Treasurer of the Company. Contemporaneously with such delivery, the Optionee shall tender the full purchase price of the Shares by any of the following methods or combination thereof:

(i) A certified or cashier’s check payable to the order of the Company;

(ii) Certificates of Shares of the Company that have been held by the Optionee, for such period as may be required to avoid a charge to earnings for financial reporting purposes, that have a fair market value equal to such purchase price or the portion thereof so paid on the date of exercise, or delivery by the Optionee of a written attestation of the same; and/or

(iii) A copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of Shares equal to the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. Exercise of the Option pursuant to this subparagraph (a)(iii) shall be subject to compliance with federal and state securities laws and trading policies established by the Company and applicable to the Optionee.

(b) In addition to tendering payment, the Optionee (or the purchaser under paragraph 7 below) shall furnish such other documents or representations (including, without limitation, representations as to the intention of the Optionee, or the purchaser under paragraph 7 below, to acquire Shares for investment) as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the Option.

6. Repayment of Option Gain. If prior to the occurrence of a Change of Control: (i) the Company terminates the Optionee’s Service With Cause during the six month period after the Optionee’s exercise of all or any portion of the Option, or (ii) the Optionee violates any promise, covenant, or agreement relating to (A) restrictions on the Optionee’s ability to compete with the Company or solicit its customers or employees; or (B) the Optionee’s duty to keep information about the Company confidential, prior to or during the six month period after the Optionee exercises all or any portion of the Option, then the Company may rescind the Optionee’s exercise of the Option within two years of the exercise. In the event of such rescission, the Optionee shall pay to the Company, with respect to each Share purchased pursuant to the Option, an amount equal to the excess of the Fair Market Value of such Share on the date of exercise over the per share purchase price of such Share, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to a right of set-off against any amount owed to the Optionee by the Company.

7. Non-Transferability; Death. The Option is not transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by him. If the Optionee dies while in Service to the Company or of one of its Subsidiaries, the Option may be exercised during the period described above in paragraph 3(b) (but in no event later than the Expiration Date) by his estate or the person to whom the Option passes by will or the laws of descent and distribution, but only to the extent that the Optionee could have exercised the Option on the date of his death as determined above under paragraph 2. Notwithstanding the foregoing, the Option may be transferred to members of the Optionee’s immediate family (which for purposes of this Option shall be limited to the Optionee’s spouse, children and grandchildren), or to one or more trusts for the benefit of the Optionee’s family members (as defined above) or to one or more partnerships in which such family members and/or trusts are the only partners.

8. Registration. Any Shares issued pursuant to the Optionee’s exercise of the Option hereunder shall be Shares that are listed on The NASDAQ Stock Market or other nationally recognized stock exchange, and registered under the Securities Act of 1933, as amended.

9. Adjustments.

(a) If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the total number of Shares hereunder and the per share purchase price shall be adjusted pursuant to the terms of the Plan.

(b) In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), subject to the terms of the Plan, the Optionee shall have the right thereafter and during the term of the Option (subject however to all of the terms and conditions set forth herein), to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which might have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Share upon consummation of an Acquisition.

10. Subject to Plan. The Option is subject to all of the terms and conditions set forth in the Plan. Any capitalized terms not defined herein shall be subject to the definitions set forth in the Plan. This Agreement hereby incorporates the Plan by reference. In the event that the Agreement is silent on any term or condition that is contained in the Plan, such term or condition shall be governed by and administered in accordance with the terms and conditions of the Plan. In the event of any discrepancy between the express terms and conditions of this Agreement and those of the Plan, the terms and conditions of the Plan shall control.

11. Administration and Interpretation. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer and interpret the terms and provisions of this Agreement. Any interpretation and construction by the Committee of any term or provision of the Plan, this Agreement, or other matters related to the Plan shall be final, conclusive and binding upon the Optionee and his or her heirs.

12. Compliance with Code Section 409A. To the extent that any Award under this Agreement becomes subject to Code Section 409A, it is intended that such Award be in compliance with Code Section 409A and the terms of the Plan and this Agreement shall be construed, to the fullest extent possible, to be in compliance with Code Section 409A.

13. Enforceability. This Agreement shall be binding upon the Optionee and his estate, assignee, transferee, personal representative and beneficiaries.

14. Governing Law; Severability. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois. If any one provision of this Agreement shall be determined invalid or unenforceable, such determination shall have no effect on the remaining provisions.

15. Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Shares hereunder, payment by the Optionee of any federal, state or local income taxes required by law to be withheld upon the exercise of all or any part of the Option. The Company may, in its discretion and subject to such rules as it may adopt as are necessary to prevent the withholding from being subject to Section 16(b) of the Exchange Act, permit the Optionee to satisfy any tax withholding obligation associated with the exercise of the Option, in whole or in part, by electing to have the Company withhold from the Shares otherwise deliverable as a result of such exercise Shares having a value (based on their fair market value on the date of delivery) equal to the amount required to be withheld.

16. No Employment Rights. Nothing contained herein shall confer upon the Optionee any right to continue in the Service of the Company or any of its Subsidiaries, or to interfere with or limit the right of the Company or of such Subsidiary to terminate the Optionee’s Service at any time.

17. Shareholders Rights. The Optionee or other person or entity exercising the Option shall have no rights as a shareholder of record of the Company with respect to Shares issuable upon the exercise of the Option until such Shares have been issued.

18. Entire Agreement. This Agreement contains the entire understanding of the Company and the Optionee with respect to the terms of the Option granted hereunder, and shall not be modified or amended on or after the Grant Date, except in writing, signed by both parties. A waiver by either party under this Agreement shall not be deemed to be a waiver of any later default.

19. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been made when delivered or mailed by registered, or certified mail, or by a nationally recognized overnight delivery service, postage or charges prepaid. All notices to the Company shall be sent to:

APAC Customer Services, Inc.
2201 Waukegan Rd.
Suite 300
Bannockburn, IL 60015
Attn: General Counsel

All notices to the Optionee shall be sent to the Optionee’s last known address on the Company’s records, or such other address as the Optionee may furnish to the Company.

20. Acknowledgment of Agreement Protecting Company Interests. As additional consideration for the Company granting the Option, the Optionee acknowledges that Optionee’s rights herein are subject to the terms and conditions of the Optionee’s Agreement Protecting Company Interests (whether entered into previously or in connection with this Option grant).

* * *

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on the date first above written.

APAC Customer Services, Inc.

By:

Its:

Optionee:

Kevin T. Keleghan

Exhibit A-2

RESTRICTED STOCK GRANT
APAC CUSTOMER SERVICES, INC.
RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made this September   , 2010 (the “Grant Date”), between APAC Customer Services, Inc., an Illinois corporation (the “Company”), and Kevin T. Keleghan (the “Participant”).

R E C I T A L:

WHEREAS, the Company desires to grant to the Participant certain Restricted Shares under the Company’s Amended and Restated 2005 Incentive Stock Plan (the “Plan”).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Grant of the Restricted Stock Award. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant an Award consisting of 250,000 Restricted Shares, subject to adjustment pursuant to the terms of the Plan. Capitalized terms not defined herein shall have the same meaning as set forth in the Plan. Each Restricted Share shall vest and become unrestricted in accordance with Section 2 hereof.

2. Vesting.

(a) Except as set forth at Section 2(b), 2(c), 2(d) or 2(e) hereof, the Award shall vest upon:

(i) The Participant’s continuous Service until each of the following anniversaries of the Grant Date:

Vesting Date	Cumulative Number of Shares Vested
1st anniversary of Grant Date	50,000 Shares

2nd anniversary of Grant Date	100,000 Shares

3rd anniversary of Grant Date	150,000 Shares

4th anniversary of the Grant Date	200,000 Shares

5th anniversary of the Grant Date	250,000 Shares

(ii) Section 2(a)(i) to the contrary notwithstanding, the vesting of up to 100,000 Shares shall be accelerated on or before the last day of the 2013 fiscal year in accordance with Schedule A attached hereto upon the satisfaction of the Performance Goals set forth in Schedule A.

(iii) For purposes of this Agreement, “Service” shall mean, commencing on the Grant Date, an employee-employer relationship between the Participant and the Company or any of its Subsidiaries. The Participant’s Service shall terminate upon the termination of the Participant’s employment with the Company and all of its Subsidiaries. The foregoing to the contrary notwithstanding, any other relationship of the Participant and the Company may be deemed to be “Service,” and such Service may be deemed not to have terminated upon cessation of such Service, as may be determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of Service, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a termination of Service.

(b) If a Change in Control occurs while the Participant is providing Services to the Company or one of its Subsidiaries, the Restricted Shares shall immediately fully vest.

(c) Upon a termination of the Participant’s Service due to death or Disability, the Participant shall vest in such number of Shares as would have vested had his Service continued through the first anniversary date of the Grant Date following such termination, and shall further vest as provided in Schedule A hereto in the event of the satisfaction of the performance conditions thereunder on the last day of the fiscal year following such anniversary (as to the First Performance Goal (defined in Schedule A) for such a termination occurring during the 2012 fiscal year and as to the First Performance Goal and the Second Performance Goal (defined in Schedule A) for such a termination occurring during the 2013 fiscal year). “Disability” shall mean a disability as determined under the Company’s long term disability benefit plan then in effect covering the Participant.

(d) If the Participant’s Service terminates prior to the date of vesting under Section 2(a) and 2(b), for any reason other than as provided in Section 2(c) hereof, the unvested portion of the Award shall be immediately forfeited by the Participant and cancelled by the Company upon such termination. The Participant irrevocably grants to the Company the power of attorney to transfer any unvested Restricted Shares forfeited to the Company and agrees to execute any document required by the Company in connection with such forfeiture and transfer.

(e) Section 2(d) to the contrary notwithstanding, the Committee, in its sole discretion, may at any time cause all or part of the Participant’s Restricted Shares to vest upon a termination of the Participant’s Service.

(f) Upon the vesting of Restricted Shares pursuant to Section 2(a), 2(b), 2(c) or 2(e) hereof, all restrictions on such vested Restricted Shares shall lapse and such Restricted Shares shall become unrestricted and freely transferable.

3. Rights as a Shareholder. The Company will issue the Restricted Shares by registering the Restricted Shares in book entry form with the Company’s transfer agent in the Participant’s name and the applicable restrictions will be noted in the records of the Company’s transfer agent and in the book entry system. No certificate(s) representing all or a part of the Restricted Shares will be issued until the Restricted Shares become vested. The Participant may exercise all voting rights with respect to the Restricted Shares. Dividends (as they may be declared and paid on Common Stock to shareholders from time to time) shall not be payable on any Restricted Shares that are not vested.

4. No Employment Rights. Nothing contain herein shall confer upon the Participant the right to continue in the Service of the Company or any of its Subsidiaries, or to interfere with or limit the right of the Company or such subsidiary to terminate Participant’s Service at any time.

5. Transferability. The Restricted Shares subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process, (collectively referred to as a “Transfer”) and any attempt to so Transfer such Restricted Shares shall be null and void, other than a Transfer by will or the laws of descent and distribution.

6. Repayment of Restricted Shares or Proceeds. The Company may rescind the Award, to the extent vested, if prior to (a) the occurrence of a Change of Control and (b) six (6) months after the date of vesting of the Restricted Shares, the Participant violates any promise, covenant, or agreement relating to (i) restrictions on the Participant’s ability to compete with the Company or solicit its customers or employees or (ii) the Participant’s duty to keep information about the Company confidential. The Company may exercise such rescission right at any time within two years after the occurrence of an event under the foregoing clauses (i) or (ii). In the event of such rescission, the Participant shall either tender to the Company the then-vested Restricted Shares or, if the Restricted Shares are not within the Participant’s possession or control, shall pay to the Company an amount in cash equal to the proceeds of any Transfer thereof by the Participant (or, if no proceeds were received, a cash amount equal to the Fair Market Value of the Restricted Shares on the date of Transfer), in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to a right of set-off against any amount owed to the Participant by the Company.

7. Withholding. By accepting the Award, the Participant agrees to make appropriate arrangements with the Company for the satisfaction of any applicable federal, state or local income tax withholding requirements, including the payment to the Company of all such taxes and requirements in connection with the distribution or delivery of the vested Restricted Shares, or other settlement in respect of the Restricted Shares upon vesting, and the Company shall be authorized to take such action as may be necessary (including, without limitation, at the election of the Participant), (a) withholding vested Restricted Shares otherwise deliverable to the Participant hereunder, except that this election shall not apply in the case of withholding required upon the filing of an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Section 16 hereof, or (b) withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes; provided, however, that in no event shall the value of vested Restricted Shares so withheld by the Company exceed the minimum withholding rates required by applicable statutes.

8. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company in care of its General Counsel and to the Participant at the address (or to the facsimile number) shown on the records of the Company.

9. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10. Authority of Committee. The Committee shall have full authority to interpret and construe the terms of this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, conclusive and binding.

11. Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

12. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Any facsimile of this Agreement shall be considered an original document.

13. Complete Agreement; Inconsistencies. The Award is made pursuant to the Plan, the terms of which are incorporated herein by reference. The Plan and this Agreement embody the complete agreement and understanding among the parties respecting the subject hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall prevail.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), and is intended to bind all successors and assigns of the respective parties, except that the Participant may not assign any of the Participant’s rights or obligations under this Agreement except to the extent and in the manner expressly permitted hereby.

15. Compliance with Code Section 409A. To the extent that any Award under this Agreement becomes subject to Section 409A of the Code (“Section 409A”), it is intended that such Award be in compliance with Section 409A and the terms of the Plan and this Agreement shall be construed, to the fullest extent possible, to be in compliance with Section 409A (including any required six-month postponement of payment pursuant to Section 409A(a)(2)(B)(i)).

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Participant has hereunto set his hand, effective as of the Grant Date.

APAC CUSTOMER SERVICES, INC.

By:

Name:

Its:

Participant: Kevin T. Keleghan

SCHEDULE A

The terms of vesting upon satisfaction of the Performance Goals set forth at Section 2(a)(ii) of the Agreement are:

1. First Performance Goal. Subject to the Participant’s continuous Service until the second anniversary of the Grant Date, 50,000 Shares shall vest (in addition to the 50,000 Shares vesting pursuant to Section 2(a)(i) of the Agreement on such anniversary) as of the last day of the 2012 fiscal year upon the Company’s satisfaction for the 2011 and 2012 two-fiscal year period, as reported to the Securities Exchange Commission on the audited financial statements of the Company in Forms 10-K for such period, of (“First Performance Goal”):

(a) A compound annual growth of net revenues of not less than 13.5%; and

(b) A compound annual growth of operating income of not less than 17.5%.

2. Second Performance Goal. Subject to the Participant’s continuous Service until the third anniversary of the Grant Date, 50,000 Shares shall vest (in addition to the 50,000 Shares vesting pursuant to Section 2(a)(i) of the Agreement on such anniversary), and to the extent the First Performance Goal was not satisfied the Shares under Section 1 of this Schedule A shall also vest, as of the last day of the 2013 fiscal year upon the Company’s satisfaction for the 2011, 2012 and 2013 three-fiscal year period, as reported to the Securities Exchange Commission on the audited financial statements of the Company in Forms 10-K for such period, of (“Second Performance Goal”):

(a) A compound annual growth of net revenues of not less than 13.5%; and

(b) A compound annual growth of operating income of not less than 17.5%.

3. Committee Determinations. The Committee shall determine and certify whether each Performance Goal shall have been satisfied under this Schedule A in accordance with the Plan.

Exhibit B

[Employment Security Agreement]Exhibit C

[Agreement Protecting Company Interests]